Exhibit 99.2

AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

dated as of August 29, 2003

among

IPC ACQUISITION CORP.,

CERTAIN SUBSIDIARIES OF IPC ACQUISITION CORP.,
as Guarantors

VARIOUS LENDERS,

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Sole Lead Arranger and Syndication Agent

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent and Collateral Agent

and

CIT LENDING SERVICES CORPORATION,
as Documentation Agent

________________________________________________________

$80,000,000 SENIOR SECURED CREDIT FACILITIES

________________________________________________________

APPENDICES:	A-1	Tranche B Term Loan Commitments
	A-2	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.10	Adverse Proceedings
	4.12	Real Estate Assets
	4.15	Material Contracts
	4.20	Certain Fees
	5.14	Post-Effective Date Covenants
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.9 (e)	Certain Acquisitions
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Tranche B Term Loan Note
	B-2	Revolving Loan Note
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate Re Non-bank Status
	G	Effective Date Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Landlord Waiver and Consent Agreement
	L	Collateral Questionnaire
	M	Joinder Agreement

AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

          This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of August 29, 2003, is entered into by and among IPC ACQUISITION CORP., a Delaware corporation (“Company”), CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as sole Lead Arranger, and as Syndication Agent (in such capacities, “Syndication Agent”), GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”), and CIT LENDING SERVICES CORPORATION (“CIT”), as Documentation Agent (in such capacity, “Documentation Agent”).

RECITALS:

          WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

          WHEREAS, Company, the Guarantors, certain financial institutions and other persons (the “Existing Lenders”), GSCP, as sole lead arranger and as syndication agent, The Bank of Nova Scotia (“BNS”), as administrative agent, and collateral agent and GE Capital, as documentation agent are parties to that certain Credit and Guaranty Agreement dated as of December 20, 2001 (as heretofore amended, supplemented or otherwise modified, the “Existing Credit Agreement”), pursuant to which the Existing Lenders have extended certain credit facilities to Company the proceeds of which have been used to consummate the Acquisition and for working capital and general corporate purposes;

          WHEREAS, Company desires that certain Existing Lenders and the other Lenders party hereto agree to amend and restate the Existing Credit Agreement in its entirety to (i) refinance the existing term loans and all other outstanding obligations under the Existing Credit Agreement (the “Existing Loans”) with the Tranche B Term Loan issued hereunder; and (ii) make certain other changes as more fully set forth herein, which amendment and restatement shall become effective upon satisfaction of the conditions precedent set forth herein;

          WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 65% of all the Capital Stock of each of its Foreign Subsidiaries pursuant to the terms and provisions of the Pledge and Security Agreement;

          WHEREAS, Guarantors have agreed to guarantee the obligations of Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries (including Company) and 65% of all the Capital Stock of each of their respective Foreign Subsidiaries pursuant to the terms and provisions of the Pledge and Security Agreement;

          WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement; and

          WHEREAS, it is the intent of the Credit Parties to confirm that all Obligations of the Credit Parties under the other Credit Documents shall continue in full force and effect and that, from and after the Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

          “Acquisition” means the acquisition by Company of all of the voting power and outstanding Capital Stock of IPC.

          “Administrative Agent” as defined in the preamble hereto.

          “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

          “Affected Lender” as defined in Section 2.16(b).

          “Affected Loans” as defined in Section 2.16(b).

          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 15% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, that GSCP shall not be considered an Affiliate of Company.

          “Agent” means each of Syndication Agent, Administrative Agent and Collateral Agent.

          “Aggregate Amounts Due” as defined in Section 2.15.

          “Aggregate Payments” as defined in Section 7.2.

          “Agreement” means this Amended and Restated Credit and Guaranty Agreement, dated as of August 29, 2003, as it may be amended, restated, supplemented or otherwise modified from time to time.

          “Applicable Letter of Credit Fee’’ means (A) at any time prior to the receipt by Syndication Agent, Administrative Agent and the Lenders of the financial statements required to be delivered pursuant to Section 5.1(c) for the Fiscal Quarter ending December 31, 2003 (together with a Compliance Certificate delivered in connection therewith); or at any time thereafter if the Senior Secured Leverage Ratio is greater than or equal to 1.00:1.00, 4.00% per annum; and (B) at any time thereafter, if the Senior Secured Leverage Ratio is less than 1.00:1.00, 3.50% per annum.

          “Applicable Margin’’ means (A) at any time prior to the receipt by Syndication Agent, Administrative Agent and the Lenders of the financial statements required to be delivered pursuant to Section 5.1(c) for the Fiscal Quarter ending December 31, 2003 (together with a Compliance Certificate delivered in connection therewith); or at any time thereafter if the Senior Secured Leverage Ratio is greater than 1.00:1.00 (i) with respect to Loans that are LIBOR Rate Loans, 4.00% per annum; and (ii) with respect to Loans that are Index Rate Loans, 3.00% per annum; and (B) at any time thereafter, if the Senior Secured Leverage Ratio is less than 1.00:1.00 (i) with respect to Loans that are LIBOR Rate Loan, 3.50% per annum; and (ii) with respect to Loans that are Index Rate Loans 2.50% per annum.

          “Applicable Revolving Commitment Fee Percentage” means 0.50% per annum.

          “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Company’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Company’s Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business, and (ii) sales of other assets for aggregate consideration of less than $2,000,000 with respect to any transaction or series of related transactions and less than $5,000,000 in the aggregate during any Fiscal Year.

          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

          “Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          “Capital Partners” means collectively, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteilgungs KG, GS Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, L.P. and Bridge Street Special Opportunities Fund 2000, L.P. and their respective Affiliates.

          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing (other than convertible Indebtedness).

          “Cash” means money, currency or a credit balance in any demand or Deposit Account.

          “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances (or in the case of Foreign Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000, or in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has a combined capital and surplus and undivided profits in excess of $500,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i), (ii), (iii) and (iv) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

          “Cash Collateral Account” as defined in Section 2.22.

          “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

          “Change of Control” means, at any time, (i) Capital Partners shall either (a) fail to beneficially own and control at least 51% of the outstanding voting interests in the Capital Stock of Company; or (b) fail to (y) own and control at least 35% of the outstanding voting interests in the Capital Stock of Company and (z) have designated or appointed a majority of the members of the board of directors (or similar governing body) of Company then in office at any time; (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Capital Partners (a) shall have acquired beneficial ownership of 35% or more of the outstanding voting interest in the Capital Stock of Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Company; (iii) Company shall cease to beneficially own and control 100% of the outstanding economic and voting interest in the Capital Stock of IPC Information Systems, Inc.; (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Company cease to be occupied by Persons who either

(a)  were members of the board of directors of Company on the Closing Date or (b) were either (x) nominated for election by the board of directors of Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or (y) designated or appointed by the Sponsor; or (v) any “change of control” or similar event under the Senior Subordinated Notes shall occur.

          “CIT” as defined in the preamble hereto.

          “Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche B Term Loan Exposure, (b) Lenders having Revolving Exposure and (c) Lenders having New Term Loan Exposure of each Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche B Term Loans, (b) Revolving Loans and (c) each Series of New Term Loans.

          “Closing Date” means the date on which the Existing Loans were made under the Existing Credit Agreement, which date was December 20, 2001.

          “Closing Date Mortgaged Properties” means those facilities listed on Schedule 5.14(a).

          “Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

          “Collateral Agent” as defined in the preamble hereto.

          “Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Administrative Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

          “Collateral Questionnaire” means a certificate in form satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party substantially in the form of Exhibit L.

          “Commitment” means any Revolving Commitment or Tranche B Term Loan Commitment.

          “Company” as defined in the preamble hereto.

          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

          “Conduit Entity” as defined in Section 2.18(a).

          “Consolidated Adjusted EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) to the extent deducted in calculating Consolidated Net Income, fees and expenses incurred by Company and its Subsidiaries in connection with the Existing First Amendment in an aggregate amount not to exceed $500,000, (g) to the extent deducted in calculating Consolidated Net Income, one-time restructuring expenses incurred by Company and its Subsidiaries within the first year after the Effective Date in an aggregate amount not to exceed $2,500,000, (h) to the extent deducted in Calculated Consolidated Net Income, the prepayment premium paid on the Effective Date in connection with the prepayment of Existing Loans on the Effective Date and (i) other non-Cash items reducing Consolidated Net Income (including write-offs of debt discounts and debt issuance costs and commissions but excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items during the full term that the Obligations are outstanding), minus (ii) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).

          “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

          “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.

          “Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

          “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (i) the current portion of long term debt and (ii) any current liabilities resulting from a deferral of revenue in accordance with the historical financial accounting practices of Company and its Subsidiaries as in effect immediately prior to the Effective Date and consistently applied.

          “Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) scheduled repayments of

Consolidated Total Debt, (b) Consolidated Capital Expenditures paid in Cash (net of any proceeds of any related financings with respect to such expenditures), (c) consideration paid in Cash with respect to (A) Permitted Acquisitions (other than with respect to Permitted Acquisitions set forth on Schedule 6.9(e), (B) permitted Investments and (C) the Gains Consideration Amount paid by Company and its Subsidiaries in connection with the Gains Acquisition, (d) Consolidated Cash Interest Expense, and (e) provisions for current taxes based on income of Company and its Subsidiaries and payable in cash with respect to such period.

          “Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Company and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures and (iv) the portion of taxes based on income actually paid in cash and provisions for cash income taxes.

          “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

          “Consolidated Net Income” means, for any period, (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

          “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

          “Consolidated Total Senior Secured Debt” means as at any date of determination, the total amount of Indebtedness incurred by Company and its Subsidiaries,

determined as of the last day of any Fiscal Quarter, minus the outstanding principal amount of Senior Subordinated Notes together with other unsecured Indebtedness.

          “Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

          “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          “Contributing Guarantors” as defined in Section 7.2.

          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

          “Credit Date” means the date of a Credit Extension.

          “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Master Standby Agreement and any other documents or certificates executed by Company in favor of Issuing Bank relating to Letters of Credit and all other documents, instruments or agreements (as such may be amended, restated, supplemented or otherwise modified from time to time) executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.

          “Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

          “Credit Party” means each Person (other than any Agent, Issuing Bank or any Lender or any other representative thereof) from time to time party to a Credit Document.

          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.

          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

          “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.11 or Section 2.12 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

          “Defaulting Lender” as defined in Section 2.20.

          “Defaulted Loan” as defined in Section 2.20.

          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          “Dollars” and the sign “$” mean the lawful money of the United States of America.

          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia other than a Subsidiary that has no material assets other than the Capital Stock of one or more Foreign Subsidiaries and other assets relating to an ownership interest in such Capital Stock.

          “Effective Date” means the date upon which the conditions set forth in Section 3.1 are satisfied.

          “Effective Date Certificate” means an Effective Date Certificate substantially in the form of Exhibit G.

          “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender (which, for purposes of this definition, shall include any investment or similar fund that is owned, managed or controlled by such Lender) and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no Affiliate of Company shall be an Eligible Assignee.

          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

          “Environmental Claim” means any investigation, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

          “Environmental Reports” shall mean any reports and other information, in form, scope and substance satisfactory to Syndication Agent and Collateral Agent regarding environmental matters relating to the Facilities.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

          “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section

414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which would reasonably be expected to give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

          “Event of Default” means each of the conditions or events set forth in Section 8.1.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          “Existing Credit Agreement” as defined in the preamble hereto.

          “Existing First Amendment” means that certain First Amendment to the Existing Credit Agreement dated as of February 28, 2003.

          “Existing Guaranty Obligations” means guaranty, lease, letter of credit and other obligations of IPC or its Subsidiaries certified by the Sellers as existing as of the Closing Date pursuant to the Purchase Agreement; provided, that Cash and/or Cash Equivalents representing a portion of the cash consideration payable under the Purchase Agreement and in an aggregate amount equal to the aggregate amount of all outstanding Existing Guaranty Obligations has not been paid to the Sellers and shall be maintained in the Holdback Account (as such term is defined in the Purchase Agreement).

          “Existing Lenders” as defined in the preamble hereto.

          “Existing Loans” as defined in the preamble hereto.

          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors.

          “Fair Share Contribution Amount” as defined in Section 7.2.

          “Fair Share” as defined in Section 7.2.

          “Fair Share Shortfall” as defined in Section 7.2.

          “Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Administrative Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

          “Financial Plan” as defined in Section 5.1(i).

          “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens.

          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

          “Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on September 30 of each calendar year.

          “Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter Period then ending, to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter Period.

          “Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Administrative Agent, for the benefit of Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

          “Funding Default” as defined in Section 2.20.

          “Funding Guarantors” as defined in Section 7.2.

          “Funding Notice” means a notice substantially in the form of Exhibit A-1.

          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

          “Gains” means collectively, either (i) Gains International Asia Holdings Limited (“Gains Asia"), Gains International (Europe) Limited (“Gains UK”), Gains International (US) Inc. (“Gains US”) and their respective subsidiaries or (ii) entities whose sole assets include the shares of Gains Asia, Gains UK and Gains US and their respective subsidiaries, as applicable.

          “Gains Acquisition” means the acquisition of all or substantially all of the shares or assets of Gains by Company for an aggregate consideration amount of £16,600,000 (including the assumption of £1,200,000 aggregate principal amount of existing Indebtedness of Gains) (the “Gains Consideration Amount”).

          “Gains Loan” means the loan from IPC to Gains, made upon the close of the transaction contemplated by the Share Purchase Agreement, dated as of January 22, 2003, among Gains Acquisition Corp., Gains Asia Acquisition Corp. and Gains International Infocom Holdings BV, in an aggregate principal amount not to exceed $5,500,000.

          “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

          “Grantor” as defined in the Pledge and Security Agreement.

          “GSCP” as defined in the preamble hereto.

          “Guaranteed Obligations” as defined in Section 7.1.

          “Guarantor” means each Domestic Subsidiary of Company.

          “Guarantor Subsidiary” means each Guarantor.

          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.

          “Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated as hazardous by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

          “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

          “Hedge Agreement” means an Interest Rate Agreement and/or a Currency Agreement entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Company’s or any of its Subsidiaries’ businesses.

          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

          “Historical Financial Statements” means as of the Effective Date, the audited financial statements of Company and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such prior Fiscal Years and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

          “Increased Amount Date” as defined in Section 2.23.

          “Increased-Cost Lenders” as defined in Section 2.21.

          “Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ordinary course trade payables and other accrued expenses in the ordinary course of such Person’s business), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, that obligations under (a) any Interest Rate Agreement and any Currency Agreement shall not be “Indebtedness” for any purpose under Section 6.8; (b) any Existing Guaranty Obligations to the extent an amount of Cash and/or Cash Equivalents equal to such Existing Guaranty Obligations representing a portion of the cash consideration payable under the Purchase Agreement has not been paid to the Sellers and is maintained in the Holdback Account (as defined in the Purchase Agreement) shall not be “Indebtedness” for any purpose; (c) any earn-out or similar obligation (the “Earn-Out Obligations”) incurred by the Company and its Subsidiaries with respect to (i) the Gains Acquisition and (ii) any other Permitted Acquisitions with such Earn-Out Obligations, in each case shall not be “Indebtedness” for any purpose; and (d) deferred employee compensation obligations as described on Schedule 6.1, in each case shall not be “Indebtedness” for any purpose under Section 6.8.

          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, any investigation or defense (including those incurred on appeal), any fees or expenses incurred by Indemnitees in enforcing this indemnity) and any legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Credit Documents whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising (i) as a result of credit having been extended, suspended or terminated under this Agreement or the other Credit Documents, the administration of such credit and in connection with or arising out of the transactions contemplated hereby or thereby and any actions or failures to act in connection herewith (including Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) arising out of the statements contained in the commitment letter delivered by any Lender to Company or Sponsor with respect to the transactions contemplated by this Agreement;

or (iii) arising out of any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

          “Indemnitee” as defined in Section 10.3.

          “Indenture Fixed Charge Coverage Ratio” shall have the meaning ascribed to the term “Fixed Charge Coverage Ratio”, as such term is defined in the Senior Subordinated Note Indenture as in effect on the date hereof.

          “Indenture Fixed Charge Coverage Ratio Test” means, with respect to Company’s or any of its Subsidiaries ability to make Restricted Junior Payments pursuant to Section 6.5(a), an Indenture Fixed Charge Coverage Ratio of at least (after giving effect to such Restricted Junior Payment): (i) 2.25:1.00 with respect to any Restricted Junior Payments made after the Effective Date, but on or prior to December 31, 2003; (ii) 2.50:1.00 with respect to any Restricted Junior Payments made after December 31, 2003 but on or prior to December 31, 2004; and (iii) 2.60:1.00 with respect to any Restricted Junior Payments made after December 31, 2004.

          “Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “Index Rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a Index Rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

          “Index Rate Loan” means a Loan bearing interest at a rate determined by reference to the Index Rate.

          “Installment” as defined in Section 2.10.

          “Installment Date” as defined in Section 2.10.

          “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter Period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter Period.

          “Interest Payment Date” means with respect to (i) any Index Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Effective Date and the final maturity date of such Loan; and (ii) any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

          “Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one-, two-, three- or six-months, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.

          “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

          “Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person (other than Company or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than Company or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that did not arise from sales or leases to that other Person in the ordinary course of business or otherwise are not current assets. The amount of any Investment, as at any date of determination, shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of Cash returned or repaid with respect to such Investment.

          “IPC” means IPC Information Systems, Inc.

          “Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

          “Issuing Bank” means GE Capital as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity and any other L/C Issuer.

          “ITS Asset Sale” means a sale of all or substantially all of the assets or Capital Stock of Information Transport Systems, a division of IPC Information Systems, Inc.

          “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit M with such amendment or modification as may be approved by Administrative Agent and Syndication Agent.

          “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          “Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to the Collateral Agent in its reasonable discretion, but in any event sufficient for the Collateral Agent to obtain a Title Policy with respect to such Mortgage.

          “Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Collateral Agent.

          “L/C Issuer” as defined in Section 2.22.

          “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

          “Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

          “Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement including, without limitation, each such Affiliate that enters into a joinder agreement with the Collateral Agent.

          “Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.

          “Letter of Credit Obligations” means all outstanding obligations incurred by Administrative Agent and Lenders at the request of Company, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Administrative Agent or another L/C Issuer or the purchase of a participation with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Administrative Agent or Lenders thereupon or pursuant thereto.

          “Letter of Credit Sublimit” means the aggregate unused amount of the Revolving Commitments then in effect.

          “Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Company.

          “LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

          “LIBOR Rate” means for each Interest Period, a rate of interest determined by the Administrative Agent equal to:

          (a) the offered rate for deposits in Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

          (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be available to Administrative Agent.

          “LIBOR Rate Loans” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

          “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

          “Loan” means a Term Loan and/or a Revolving Loan.

          “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          “Master Standby Agreement” means the Master Agreement for Standby Letters of Credit dated as of the Effective Date between Company, as Applicant, and GE Capital, as Issuer.

          “Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

          “Material Contract” means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

          “Material Real Estate Asset’’ means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $500,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $500,000 per annum or (ii) any Real Estate Asset that the Requisite Lenders have determined in their reasonable judgment is material to the business, operations, properties, assets or condition (financial or otherwise) of Company and its Subsidiaries taken as a whole.

          “Moody’s” means Moody’s Investor Services, Inc.

          “Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, restated, supplemented or otherwise modified from time to time.

          “Mortgage Documents” means with respect to any Material Real Estate Asset acquired after the Effective Date (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Material Real Estate Asset; (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; (iii) in the case of any Leasehold Property that is a Material Real Estate Asset, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest; (iv) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to such Material Real Estate Asset (each, a “Title Policy"), in amounts not less than the fair market value of such Material Real Estate Asset, together with (1) a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the date such Material Real Estate is acquired and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (2) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for such Material Real Estate Asset in the appropriate real estate records; (v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent; and (vi) if available, ALTA surveys of such Material Real Estate Assets which are not Leasehold Properties, certified to Collateral Agent.

          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

          “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

          “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Company or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) or other Contractual Obligations that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale and (d) reasonable fees and disbursements of attorneys, accountants and investment bankers.

          “Net Equity Proceeds” as defined in Section 2.12(c).

          “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale or other disposition of such assets as referred to in clause (i)(b) of this definition, including items of the type referred to in clauses (ii)(a), (b), (c) and (d) of the definition of Net Asset Sale Proceeds.

          “New Revolving Commitments” as defined in Section 2.23.

          “New Revolving Lender” as defined in Section 2.23.

          “New Revolving Loans” as defined in Section 2.23.

          “New Term Loan” as defined in Section 2.23.

          “New Term Loan Commitment” as defined in Section 2.23.

          “New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

          “New Term Loan Lender” as defined in Section 2.23.

          “Non-US Lender” as defined in Section 2.18(c).

          “Note” means a Term Loan Note or a Revolving Loan Note.

          “Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

          “Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement (including, without limitation, with respect to a Hedge Agreement, obligations owed thereunder to any Person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

          “Obligee Guarantor” as defined in Section 7.7.

          “Offer” as defined in Section 2.11(c).

          “Offer Loans” as defined in Section 2.11(c).

          “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          “Permitted Acquisition” means any acquisition by Company or any of its wholly-owned Guarantor Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

               (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

               (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

               (iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition shall be owned 100% by Company or a Guarantor Subsidiary thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

               (iv) Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended and as of the last day of the current Fiscal Quarter (as projected);

               (v) Company shall have delivered to Administrative Agent (A) at least ten (10) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8; and

               (vi) any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which Company and/or its Subsidiaries are engaged as of the Effective Date or, other related lines of business.

          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

          “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, restructure, supplement, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that: (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, restructured, supplemented, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith); (2) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations and the Senior Subordinated Notes, then such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations and Senior

Subordinated Notes on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (3) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

          “Pledge and Security Agreement” means the Amended and Restated Pledge and Security Agreement executed by Company and each Guarantor dated as of the Effective Date, as it may be amended, restated, supplemented or otherwise modified from time to time.

          “Post-Effective Date Deliveries” as defined in Section 5.14(b).

          “Principal Office” means, for each of the Administrative Agent and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

          “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of that Lender by (b) the aggregate Tranche B Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders and (iii) with respect to all payments, computations, and other matters relating to the New Term Loan Commitment or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure, the Revolving Exposure and New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure, the aggregate Revolving Exposure and New Term Loan Exposure of all Lenders.

          “Purchase Agreement” means that certain Purchase Agreement dated November 16, 2001, by and among Sponsor, Company and Seller.

          “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

          “Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

          “Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

          “Register” as defined in Section 2.5(b).

          “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          “Related Agreements” means, collectively, the Purchase Agreement, the Senior Subordinated Note Documents, the Transition Agreement, and the Stockholders Agreement.

          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

          “Replacement Lender” as defined in Section 2.21.

          “Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Tranche B Term Loan Exposure, Lenders holding more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders; (ii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders and (iii) for each Class of Lenders having New Term Loan Exposure, Lenders holding more than 50% of the aggregate New Term Loan Exposure of that Class.

          “Requisite Lenders” means one or more Lenders having or holding Tranche B Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Tranche B Term Loan Exposure of all Lenders , (ii) the aggregate New Term Loan Exposure of all Lenders and (iii) the aggregate Revolving

Exposure of all Lenders; provided, that as long as there are two or more Lenders, Requisite Lenders shall require two or more Lenders; provided, further that for purposes of determining Requisite Lenders any Lender and its Affiliates shall be deemed to be one Lender for such purposes.

          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend or other distribution payable solely in shares of Capital Stock; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding; (iv) management or similar fees payable to Sponsor or any of its Affiliates (other than the provision of services by IPC and its Subsidiaries and the payment of management and other fees by Gains pursuant to that certain Management and Co-Marketing Agreement dated as of January 22, 2003 among Gains US, Gains UK and IPC); and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to the Senior Subordinated Notes and any other subordinated Indebtedness permitted hereunder.

          “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Effective Date is $25,000,000.

          “Revolving Commitment Period” means the period from the Effective Date to but excluding the Revolving Commitment Termination Date.

          “Revolving Commitment Termination Date” means the earliest to occur of (i)September 2, 2003, if the Tranche B Term Loans are not made on or before that date; (ii) the fifth anniversary of the Effective Date, (iii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11(b) or 2.12, and (iv) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

          “Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit) and (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

          “Revolving Loan” means a Loan made by a Lender to Company pursuant to Section 2.2(a) and/or Section 2.23.

          “Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

          “Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

          “Seller” means collectively, Global Crossing Ltd., Asia Global Crossing Ltd., Global Crossing North America Holdings Inc., Saturn Global Network Services Holdings Limited, IXNET Hong Kong Ltd. and Asia Global Crossing (Singapore) PTE Ltd.

          “Senior Secured Leverage Ratio” means the ratio of the last day of any Fiscal Quarter of (i) Consolidated Total Senior Secured Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter ending on such date.

          “Senior Subordinated Note Documents’’ means the Senior Subordinated Note Indenture and the Senior Subordinated Notes, as each such document may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.16.

          “Senior Subordinated Note Indenture’’ means the indenture pursuant to which the Senior Subordinated Notes are issued, in the form delivered to the Agents and Lenders prior to the Closing Date or any indenture pursuant to which additional Subordinated Notes may be issued as permitted by Section 6.1(c), as any such indenture may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.16.

          “Senior Subordinated Notes’’ means the Senior Subordinated Notes of Company in the aggregate principal amount of $150,000,000 (plus (i) any such notes issued as payment of interest on Senior Subordinated Notes and (ii) any additional subordinated notes issued as permitted by Section 6.1(c)) and issued pursuant to the Senior Subordinated Note Indenture, with such changes thereto when executed as are permitted under Section 6.16 and as such notes may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.16.

          “Series” as defined in Section 2.23.

          “Solvent” means, with respect to any Person, that as of the date of determination both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured; (c) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (d) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

          “Sponsor” means collectively, Capital Partners and other strategic investors acceptable to Syndication Agent.

          “Stockholders Agreement” means a Stockholders Agreement to be entered into on or after the Closing Date among Sponsor and certain minority stockholders in form and substance reasonably satisfactory to the Administrative Agent and Syndication Agent.

          “Subject Transaction” as defined in Section 6.8(f).

          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

          “Syndication Agent” as defined in the preamble hereto.

          “Tax” as defined in Section 2.18(a).

          “Term Loan” means a Tranche B Term Loan or a New Term Loan.

          “Term Loan Commitment” means the Tranche B Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

          “Term Loan Maturity Date” means the Tranche B Term Loan Maturity Date and the New Term Loan Maturity Date of any Series of New Term Loans.

          “Terminated Lender” as defined in Section 2.21.

          “Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

          “Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of paying Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied) and (ii) the Letter of Credit Usage.

          “Tranche B Term Loan” means a Tranche B Term Loan made by a Lender to Company pursuant to Section 2.1(a).

          “Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Appendix A-1, in the applicable Assignment Agreement or the applicable Joinder Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche B Term Loan Commitments as of the Effective Date is $55,000,000.

          “Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B Term Loans of such Lender; provided, at any time prior to the making of the Tranche B Term Loans, the Tranche B Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche B Term Loan Commitment.

          “Tranche B Term Loan Maturity Date” means the earlier of (i) the fifth anniversary of the Effective Date and (ii) the date that all Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

          “Tranche B Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

          “Transaction Costs” means the fees, costs and expenses payable by Company or any of Company’s Subsidiaries on or before the Effective Date in connection with the transactions contemplated by the Credit Documents.

          “Transition Agreement” means the Network Services, Channel Sales and Transition Services Agreement dated as of the Closing Date between Company and Global Crossing Telecommunications Inc.

          “Type of Loan” means an Index Rate Loan or a LIBOR Rate Loan.

          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial statements.

     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. LOANS AND LETTERS OF CREDIT

     2.1. Tranche B Term Loans.

          (a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Effective Date, a Tranche B Term Loan to Company in an amount equal to such Lender’s Tranche B Term Loan Commitment. Company may make only one borrowing under the Tranche B Term Loan Commitment which shall be on the

Effective Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11(a) and 2.12, all amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than the Tranche B Term Loan Maturity Date. Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without further action on the Effective Date after giving effect to the funding of such Lender’s Tranche B Term Loan Commitment on such date.

          (b) Borrowing Mechanics for the Tranche B Term Loans.

               (i) Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than two days prior to the Effective Date. Promptly upon receipt by Administrative Agent of such Certificate, Administrative Agent shall notify each Lender of the proposed borrowing.

               (ii) Each Lender shall make its Tranche B Term Loan, available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Effective Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Tranche B Term Loans available to Company on the Effective Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Company.

     2.2. Revolving Loans.

          (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Company in the aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

          (b) Borrowing Mechanics for Revolving Loans.

               (i) Except pursuant to 2.22(d), Revolving Loans that are Index Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are LIBOR Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

               (ii) Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Revolving Loan that is LIBOR Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Index Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

               (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness on the same day as Administrative Agent’s receipt of such Notice from Company.

               (iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, to Administrative Agent’s account as set forth on Annex B. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Company at such account as may be designated in writing to Administrative Agent by Company.

     2.3. Pro Rata Shares; Availability of Funds.

          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

          (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the Index Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Index Rate Loans for such Class of Loans. Nothing in this Section 2.3(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

     2.4. Use of Proceeds. All of the proceeds of the Tranche B Term Loans shall be applied by Company to repay Existing Loans outstanding pursuant to the Existing Credit Agreement (together with any prepayment premium in connection therewith) and Transaction Costs. The proceeds of the Revolving Loans and Letters of Credit made after the Effective Date shall be applied by Company for working capital and general corporate purposes of Company and its Subsidiaries, including Permitted Acquisitions; provided, however, that in no event will the proceeds of the Revolving Loans be applied for the purposes set forth in Section 2.11(c). No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

     2.5. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

          (b) Register. Administrative Agent shall maintain a loan account (the “Register”) on its books to record: all Loans, all payments made by Company, and all other debits and credits as provided in this Agreement with respect to the Loans or any other

Obligations. All entries in the Register shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the Register, as recorded on Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Administrative Agent and Lenders by Company; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Company’s duty to pay the Obligations. Administrative Agent shall render to Company and Syndication Agent a monthly accounting of transactions with respect to the Loans setting forth the balance of the Register for the immediately preceding month. Unless Company notifies Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Company. The Register shall be available for inspection by Company, Syndication Agent or any Lender at any reasonable time and from time to time upon reasonable notice. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Register as evidence of the amount of Obligations from time to time owing to it.

          (c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Effective Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Effective Date (or, if such notice is delivered after the Effective Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche B Term Loan or Revolving Loan, as the case may be.

     2.6. Interest on Loans.

          (a) Except as otherwise set forth herein, each Class of Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

               (i) if an Index Rate Loan, at the Index Rate plus the Applicable Margin; or

               (ii) if a LIBOR Rate Loan, at the LIBOR Rate plus the Applicable Margin;

          (b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Company and notified to Administrative Agent pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Index Rate Loan.

          (c) In connection with LIBOR Rate Loans there shall be no more than six (6) Interest Periods outstanding at any time. In the event Company fails to specify between a Index Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Index Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Index Rate Loan will remain as, or (if not then outstanding) will be made as, a Index Rate Loan). In the event Company fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

          (d) Interest payable pursuant to Section 2.6(a) shall be computed (i) in the case of Index Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Index Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Index Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Index Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Index Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

          (e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Index Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

     2.7. Conversion/Continuation.

          (a) Subject to Section 2.16 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

               (i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Company shall pay all amounts due under Section 2.16(c) in connection with any such conversion; or

               (ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Rate Loan.

          (b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Index Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

     2.8. Default Interest.

               Upon the occurrence and during the continuance of an Event of Default described in Section 8.1(a), the principal amount of all Loans and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder in each case to the extent not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Index Rate Loans); provided, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Index Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Index Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

     2.9. Fees.

          (a) Company agrees to pay to Lenders having Revolving Exposure (i) commitment fees equal to (1) the average of the daily difference between (a) the Revolving Commitments, and (b) the sum of (x) aggregate principal amount of outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and (ii) letter of credit fees equal to (1) the Applicable Letter of Credit Fee, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination). All fees referred to in this Section 2.9(a)

shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

          (b) Company agrees to pay directly to Administrative Agent, for its own account or the account of the Issuing Bank, the following fees:

               (i) a fronting fee in an amount not to exceed .50% per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

               (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

          (c) All fees referred to in Section 2.9(a) and 2.9(b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Effective Date, and on the Revolving Commitment Termination Date.

          (d) In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

     2.10. Scheduled Payments/Commitment Reductions/Repurchases.

     Scheduled Installments. The principal amounts of the Tranche B Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment") in the aggregate amounts set forth below on the last day of each Fiscal Quarter (each, an “Installment Date"), commencing December 31, 2003:

Fiscal Quarter	Tranche B Term Loan Installments

December 31, 2003	$137,500

March 31, 2004	$137,500

June 30, 2004	$137,500

September 30, 2004	$137,500

December 31, 2004	$137,500

March 31, 2005	$137,500

June 30, 2005	$137,500

September 30, 2005	$137,500

December 31, 2005	$137,500

March 31, 2006	$137,500

June 30, 2006	$137,500

September 30, 2006	$137,500

December 31, 2006	$137,500

March 31, 2007	$137,500

June 30, 2007	$137,500

September 30, 2007	$137,500

December 31, 2007	$13,200,000

March 31, 2008	$13,200,000

June 30, 2008	$13,200,000

Tranche B Term Loan Maturity Date	$13,200,000

     Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans, in accordance with Sections 2.11, 2.12 and 2.13, as applicable; and (y) the Tranche B Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Tranche B Term Loan Maturity Date.

     2.11. Voluntary Prepayments/Commitment Reductions/Repurchases.

          (a) Voluntary Prepayments.

               (i) Any time and from time to time:

(1) with respect to Index Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount;

(2) with respect to LIBOR Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; and

               (ii) All such prepayments shall be made:

(1) upon not less than one Business Day’s prior written or telephonic notice in the case of Index Rate Loans; and

(2) upon not less than three Business Days’ prior written or telephonic notice in the case of LIBOR Rate Loans;

in each case given to Administrative Agent, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

          (b) Voluntary Commitment Reductions.

               (i) Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

               (ii) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

          (c) Certain Permitted Term Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 2.11 or any other provision of this Agreement, so long as (i) there is no Default, (ii) there is no Event of Default and (iii) no Default or Event of Default would result therefrom, Company may repurchase outstanding Term Loans on the following basis:

               (i) Company may repurchase all or any portion of the Term Loans of one or more Lenders pursuant to an Assignment Agreement, between Company and such Lender or Lenders in an aggregate principal amount not to exceed 35% of the initial aggregate principal amount of Term Loans with respect to all such repurchases pursuant to this clause (i); provided that, with respect to such repurchases, Company shall simultaneously provide a copy of such Assignment Agreement and any other agreements between Company and such Lender with respect to such repurchase to the Administrative Agent and Syndication Agent;

               (ii) In addition, Company may make one or more offers (each, an “Offer”) to repurchase all or any Class of the Term Loans (such Term Loans, the “Offer Loans”) of the Lenders, provided, (A) Company delivers a notice of such Offer to the Administrative Agent and all Lenders no later than noon (New York City time) at least five (5) Business Days in advance of a proposed consummation date of such Offer indicating (1) the last date on which such Offer may be accepted, (2) the maximum dollar amount of the Offer, (3) the repurchase price per dollar of principal amount of such Offer Loans at which Company is willing to repurchase the Offer Loans and (4) the instructions, consistent with this Section 2.11(c) with respect to the Offer (which shall be reasonably acceptable to Company, Administrative Agent and Syndication Agent), that a Lender must follow in order to have its Offer Loans repurchased;(B) the maximum dollar amount of the Offer shall be no less than an aggregate $1,000,000; (C) Company shall hold the Offer open for a minimum period of two (2) Business Days; (D) a Lender who elects to participate in the Offer may choose to tender all or part of such Lender’s Offer Loans; and (E) the Offer shall be made to Lenders holding the Offer Loans on a pro rata basis in accordance with their Pro Rata Shares; provided, further that, if any Lender elects not to participate in the Offer, either in whole or in part, the amount of such Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans;

               (iii) With respect to all repurchases made by Company pursuant to this Section 2.11(c), (A) Company shall pay all accrued and unpaid interest, if any, on the repurchased Term Loans to the date of repurchase of such Term Loans, (B) the repurchase of such Term Loans by Company shall not be taken into account in the calculation of Consolidated Excess Cash Flow, (C) Company shall have provided to all Lenders all information that, together with any previously provided information, would satisfy the requirements of Rule 10b-5 of the Exchange Act with respect to an offer by Company to repurchase securities registered under the Securities Act of 1933 (whether or not such securities are outstanding) as if such offer was being made as of the date of such repurchase of Term Loans from a Lender and (D) such repurchases shall not be deemed to be voluntary prepayments pursuant to Section 2.13 or 2.14 hereunder except that the amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining Installments of principal on such Term Loan;

               (iv) Following repurchase by Company pursuant to this Section 2.11(c), the Term Loans so repurchased shall be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Company), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. Any payment made by Company in connection with a repurchase permitted by this Section 2.11(c) shall not be subject to the provisions of either Section 2.14(a) or Section 2.15. Failure by Company to make any payment to a Lender required by an agreement permitted by this Section 2.11(c) shall not constitute an Event of Default under Section 8.1(a); and

               (v) Notwithstanding any of the provisions set forth in this Agreement to the contrary, the Company, the Lenders and Agents hereby agree that nothing in this Agreement shall be understood to mean or suggest that the Term Loans constitute “securities” for purposes of either the Securities Act or the Exchange Act.

     2.12. Mandatory Prepayments/Commitment Reductions.

          (a) Asset Sales. Upon receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds, so long as no Default or Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type used in the business of Company and its Subsidiaries; provided, (i) pending any such investment all such Net Asset Sale Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments) and (ii) to the extent the Company does not invest such Net Asset Sale Proceeds within two hundred seventy (270) days of receipt thereof and the aggregate amount of all Net Asset Proceeds not reinvested exceeds $15,000,000, then Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to such Net Asset Sale Proceeds not invested.

          (b) Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Company or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Effective Date through the applicable date of determination do not exceed $5,000,000, Company shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation

Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type used in the business of Company and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, (i) pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments) and (ii) to the extent the Company does not invest such Net Insurance/Condemnation Proceeds within two hundred seventy (270) days of receipt thereof, then Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds not invested.

          (c) Issuance of Equity Securities. On the date of receipt by Company of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Company (other than pursuant to any employee stock or stock option compensation plan), Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to 50% of such proceeds, net of underwriting or placement discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses (the “Net Equity Proceeds”); provided, however, that after the date that the Senior Secured Leverage Ratio is 0.90:1.00 or less, Company shall have no further obligations pursuant to this Section 2.12(c).

          (d) Issuance of Debt. On the date of receipt by Company or any of its Subsidiaries of any Cash proceeds from incurrence of any Indebtedness of Company or any of its Subsidiaries (excluding Indebtedness permitted to be incurred pursuant to Section 6.1 (other than subordinated Indebtedness in excess of $150,000,000 permitted to be incurred pursuant to Section 6.1(c))), Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting or placement discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

          (e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow after the Effective Date for any Fiscal Year, Company shall, no later than ninety (90) days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.13(b) in an aggregate amount equal to (i) (A) 75% of such Consolidated Excess Cash Flow for the Fiscal Year 2003, and (B) 50% of such Consolidated Excess Cash Flow for each Fiscal Year thereafter minus, (ii) any voluntary repayments of Consolidated Total Debt made during such Fiscal Year (excluding (A) repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments and (B) repurchases of Term Loans made pursuant to Section 2.11(c)).

          (f) Revolving Loans. Company shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

          (g) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.12(a) through 2.12(e), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

     2.13. Application of Prepayments/Reductions.

          (a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.11(a) shall be applied as specified by Company in the applicable notice of prepayment; provided, in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

          first, to repay outstanding Revolving Loans on a pro rata basis to the full extent thereof; and

          second, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

          Any prepayment of any Term Loan pursuant to Section 2.11(a) shall be further applied on a pro rata basis to reduce the scheduled remaining Installments of principal on such Term Loan.

          (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.12(a) through 2.12(e) shall be applied first, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied on a pro rata basis to the remaining scheduled Installments of principal of the Term Loans; and

          second, to prepay the Revolving Loans on a pro rata basis to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

          third, to cash collateralize Letters of Credit as provided in Section 2.22 and to further permanently reduce the Revolving Loan Commitment by the amount of such cash collateralization; and

          fourth, to further permanently reduce the Revolving Commitments to the full extent thereof.

          (c) Application of Prepayments of Loans to Index Rate Loans and LIBOR Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Index Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.16(c).

          (d) Prepayment Premium. In the event that all or any portion of the Tranche B Term Loans are repaid for any reason within two years following the Effective Date, then Company shall pay to the Tranche B Term Loan Lenders a repayment premium on the principal amount of each of the Tranche B Term Loans so repaid (x) in the aggregate amount of 2.0% of such repayment so made if such repayment occurs on or prior to the first anniversary of the Effective Date and (y) in the aggregate amount of 1.0% of the amount of such repayment so made if such repayment occurs after the first anniversary of the Effective Date, but on or prior to the second anniversary Effective Date; provided that no such prepayment premium shall be payable with respect to (i) mandatory prepayments required to be made pursuant to Section 2.12(e) and (ii) regularly scheduled amortization payments in accordance with Section 2.10.

     2.14. General Provisions Regarding Payments.

          (a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due to Administrative Agent’s account set forth on Annex B; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

          (b) All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

          (c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

          (d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Index Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

          (e) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

          (f) Administrative Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Company and cause to be paid all fees, expenses, charges, costs (including insurance premiums) and interest and principal, other than principal of the Revolving Loan, owing by Company under this Agreement or any of the other Credit Documents if and to the extent Company fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed borrowing availability at such time. At Administrative Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

          (g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

          (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 6.5 of the Pledge and Security Agreement.

     2.15. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the

“Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

     2.16. Making or Maintaining LIBOR Rate Loans.

          (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

          (b) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other

Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Index Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Index Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.16(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.16(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds, but excluding loss of anticipated profits including the right to receive the Applicable Margin with respect thereto) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan (including, without limitation, pursuant to Section 2.11(c)); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Company.

          (d) Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

          (e) Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.16 and under Section 2.17 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.16 and under Section 2.17.

     2.17. Increased Costs; Capital Adequacy.

          (a) Compensation For Increased Costs. Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.17(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of LIBOR Rate); or (ii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.17(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.17(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Effective Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.17(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     2.18. Taxes; Withholding, etc.

          (a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, and all liabilities with respect thereto, excluding in the case of each Lender and the Administrative Agent or any other party entitled to receive a payment hereunder, any taxes (including franchise taxes and taxes imposed on or measured by net income or profits) imposed with respect to the Administrative Agent or any Lender or any other party entitled to receive a payment hereunder by reason of the Administrative Agent, the Lender or such other party being a conduit entity within the meaning of U.S. Treasury Regulation Section 1.881-3 or applicable successor provision (a “Conduit Entity”) or by reason of any connection between, as applicable, the Administrative Agent or such Lender or any other party entitled to receive a payment hereunder and the relevant taxing jurisdiction, including, without limitation, a connection arising from such Person being or having been a citizen, domiciliary, or resident of such jurisdiction, being organized in such jurisdiction, or having or having had a permanent establishment or fixed place or business therein, but excluding a connection arising solely from such Person having executed, delivered, performed its obligations or received any payment under this Agreement (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities in respect of payments hereunder or under the other Credit Documents being hereinafter referred to as “Taxes”).

          (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.18(b)) under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Effective Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof on the Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of the appropriate Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is not a Non-US Lender shall deliver to the Administrative Agent for delivery to the Company two duly completed copies of United States Internal Revenue Service Form W-9 (or applicable successor form) unless it establishes to the satisfaction of the Company that the Lender that it is otherwise eligible for an exemption from backup withholding tax or other applicable withholding tax. Each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence required to be provided by the first two sentences of this Section 2.18(c), whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-9, or a Certificate re Non-Bank Status and two original copies of the appropriate Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.18(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in this Section 2.18(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.18(c) on the Effective Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.18(c) shall relieve Company of its obligation to pay any additional amounts pursuant to Section 2.18(a) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein. Each non-U.S. Lender hereby agrees to indemnify and hold harmless the Company from and against any taxes imposed on or on behalf of the United States or any taxing jurisdiction thereof, and any interest, penalties or additions thereto, or costs incurred in connection therewith, incurred or payable by the Company as a result of the failure of the Company to comply with its obligations to deduct or withhold any taxes imposed by or on behalf of the United States or any taxing jurisdiction thereof from any payments made pursuant to this Agreement to such non-U.S. Lender or the Administrative Agent, which failure resulted from the Company’s reliance on any form, statement, certificate or other information provided to it by such non-U.S. Lender pursuant to this Section 2.18 or by reason of such non-U.S. Lender being a Conduit Entity.

     2.19. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.19) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.16, 2.17 or 2.18, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16, 2.17 or 2.18 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.19 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

     2.20. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its obligation to participate in any Letter of Credit under Section 2.22 (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.9 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.20. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

     2.21. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.16(a), 2.16(b), 2.17 or 2.18, the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) any Lender shall become a Defaulting Lender, the Default Period for such Defaulting Lender shall remain in effect, and such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawing that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.9; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.16(a), 2.16(b), 2.17 or 2.18 or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Company may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

     2.22. Issuance of Letters of Credit and Purchase of Participations Therein.

          (a) Issuance. Subject to the terms and conditions of the Agreement, Administrative Agent and Lenders agree to incur, from time to time during the Revolving Commitment Period, upon the request of Company and for Company’s account, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Administrative Agent and Company (each, an “L/C Issuer”) for Company’s account and guaranteed by Administrative Agent (such guaranty to be the sole responsibility and obligation of Administrative Agent); provided, that if the L/C Issuer is a Lender, then such Letters of Credit shall not be guaranteed by Administrative Agent but rather each Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Administrative Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit

Obligations shall not at any time exceed Letter of Credit Sublimit. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by Administrative Agent in its sole discretion (including with respect to customary evergreen provisions), and neither Administrative Agent nor Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Revolving Commitment Termination Date.

          (b) Advances Automatic; Participations. (i) In the event that Administrative Agent or any Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Loan hereunder regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding Company’s failure to satisfy the conditions precedent set forth in Section 3, and each Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Lender to make available to Administrative Agent for Administrative Agent’s own account its Pro Rata Share of any such Revolving Loan or payment by Administrative Agent under or in respect of a Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to Administrative Agent its Pro Rata Share thereof, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment.

          (ii) If it shall be illegal or unlawful for Company to incur Revolving Loans as contemplated by paragraph (b)(i) above because of an Event of Default described in Section 7.11 or otherwise or if it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Lender, then (i) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Lender’s Pro Rata Share of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (ii) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Lender’s Pro Rata Share of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Loans.

          (c) Cash Collateral. (i) If Company is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement, prior to the Revolving Commitment Termination Date, Company will pay to Administrative Agent for the ratable benefit of itself and Lenders cash or Cash Equivalents acceptable to Administrative Agent in an amount equal to one hundred five percent (105%) of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such funds or Cash Equivalents shall be held by Administrative Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Administrative Agent. The Cash Collateral Account shall be in the name of Company and shall be pledged to, and subject to the control of, Administrative Agent, for the benefit of Administrative Agent and Lenders, in a manner satisfactory to Administrative Agent. Company hereby pledges and grants to Administrative Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. This Agreement shall constitute a security agreement under applicable law.

          (ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Revolving Commitment Termination Date, Company shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to one hundred five percent (105%) of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Administrative Agent in its sole discretion.

          (iii) From time to time after funds are deposited in the Cash Collateral Account by Company, whether before or after the Revolving Commitment Termination Date, Administrative Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Administrative Agent may elect, as shall be or shall become due and payable by Company to Administrative Agent and Lenders with respect to such Letter of Credit Obligations of Company and, upon the satisfaction in full of all Letter of Credit Obligations of Company, to any other Obligations then due and payable.

          (iv) Neither Company nor any Person claiming on behalf of or through Company shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Company to Administrative Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to Company or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be held as additional collateral.

          (d) Request for Incurrence of Letter of Credit Obligations. Company shall give Administrative Agent at least two (2) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by (i) the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and (ii) a completed application for standby Letter of Credit, in the form satisfactory to Administrative Agent. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by

Company and approvals by Administrative Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Company, Administrative Agent and the L/C Issuer.

          (e) Obligation Absolute. The obligation of Company to reimburse Administrative Agent and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Lender to make payments to Administrative Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Company and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Credit Documents or any other agreement;

(ii) the existence of any claim, setoff, defense or other right that Company or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Administrative Agent, any Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Company or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Administrative Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default has occurred and is continuing.

          (f) Indemnification; Nature of Lenders’ Duties.

          (i) In addition to amounts payable as elsewhere provided in the Agreement, Company hereby agrees to pay and to protect, indemnify, and save harmless Administrative Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Administrative Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent as a result of the gross negligence or willful misconduct of Administrative Agent or such Lender (as finally determined by a court of competent jurisdiction).

          (ii) As between Administrative Agent and any Lender and Company, Company assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither Administrative Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Administrative Agent under any Letter of Credit or guaranty thereof, Administrative Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Administrative Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Administrative Agent’s or any Lender’s rights or powers hereunder or under this Agreement.

          (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Company in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between Company and such L/C Issuer, including a Master Standby Agreement entered into with Administrative Agent.

     2.23. Incremental Loans. Company may by written notice to Administrative Agent and Syndication Agent elect to request (A) prior to the Revolving Commitment Termination

Date, an increase to the existing Revolving Loan Commitments (any such increase, the “New Revolving Loan Commitments”) or (B) the establishment of one or more new Term Loan Commitments (the “New Term Loan Commitments”), in an amount not in excess of $25,000,000 in the aggregate and not less than $5,000,000 individually (or such lesser amount which shall be approved by Administrative Agent and Syndication Agent). Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Company proposes that the New Revolving Loan Commitments or the New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 20 Business Days after the date on which such notice is delivered to Administrative Agent and Syndication Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender”) to whom Company proposes any portion of such New Revolving Loan Commitments or the New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Revolving Loan Commitments or the New Term Loan Commitments, as applicable, may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or New Term Loan Commitment. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (2) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 3.2 shall be satisfied; (3) Company and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.8 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (4) the New Revolving Loan Commitments or New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Company, each New Revolving Loan Lender and/or each New Term Loan Lender, Syndication Agent and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.18(c); (5) Company shall make any payments required pursuant to Section 2.16(c) in connection with the New Revolving Loan Commitments or the New Term Loan Commitments, as applicable; and (6) Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Unless such New Term Loans are designated as additional Tranche B Term Loans, any New Term Loans made on an Increased Amount Date shall be designated, a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

          On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing

Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

          On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Company (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

          Administrative Agent shall notify Lenders promptly upon receipt of Company’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (z) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

          The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Tranche B Term Loans. The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Tranche B Term Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the final maturity of the Term Loan Maturity Date, and (iii) the rate of interest applicable to the New Term Loans of each Series shall be determined by Company and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided however that the interest rate applicable to the New Term Loans shall not be greater than the highest interest rate that may, under any circumstances, be payable with respect to Tranche B Term Loans plus .25% per annum unless the interest rate with respect to the Tranche B Term Loan is increased so as to equal the interest rate applicable to the New Term Loans.

SECTION 3. CONDITIONS PRECEDENT

     3.1. Effective Date.

          The obligation of any Lender to make a Credit Extension on the Effective Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Effective Date:

          (a) Credit Documents. Administrative Agent or Syndication Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party , “Requisite Lenders” under the Existing Credit Agreement and each Lender.

          (b) Organizational Documents; Incumbency. Administrative Agent or Syndication Agent shall have received (i) sufficient copies of each Organizational Document originally executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Effective Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Effective Date, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective Date; and (v) such other documents as Administrative Agent or Syndication Agent may reasonably request.

          (c) Organizational and Capital Structure. The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth on Schedule 4.2.

          (d) Transaction Costs. On or prior to the Effective Date, Company shall have delivered to Administrative Agent Company’s reasonable best estimate of the Transactions Costs (other than fees payable to any Agent).

          (e) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Syndication Agent and Administrative Agent.

          (f) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received (except as otherwise contemplated by Section 5.14):

               (i) evidence satisfactory to the Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

               (ii) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions of incorporation specified in Schedule 4, together with copies of all such filings disclosed by such search;

               (iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

               (iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent (including, without limitation, all filings, recordings and documentation necessary to assign the role of Collateral Agent from BNS to GE Capital).

          (g) Evidence of Insurance. Syndication Agent and Collateral Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that Collateral Agent, for the benefit of Lenders has been named as additional insured and loss payee thereunder to the extent required under Section 5.5.

          (h) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Fried Frank Harris Shriver & Jacobson, counsel for Credit Parties, in the form of Exhibit D and as to such other matters as Administrative Agent or Syndication Agent may reasonably request, dated as of the Effective Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

          (i) Opinions of Counsel to Syndication Agent. Lenders shall have received originally executed copies of one or more favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Syndication Agent, dated as of the Effective Date, in form and substance reasonably satisfactory to Syndication Agent and Administrative Agent.

          (j) Fees. Company shall have paid to Syndication Agent and Administrative Agent the fees payable on the Effective Date referred to in Section 2.9(d).

          (k) Effective Date Certificate. Company shall have delivered to Syndication Agent and Administrative Agent an originally executed Effective Date Certificate, together with all attachments thereto.

          (l) Effective Date. Lenders shall have made the Tranche B Term Loans to Company on or before September 2, 2003.

          (m) Existing Credit Agreement. On or before September 2, 2003, (i) all Existing Loans outstanding under the Existing Credit Agreement shall be repaid in full (together with any prepayment premium associated therewith); and (ii) Company shall have paid all costs, fees and expenses outstanding under the Existing Credit Agreement (including, without limitation, all costs in connection with Section 2.16(c) of the Existing Credit Agreement).

          (n) Designated Senior Debt. Company shall take all actions reasonably requested by Administrative Agent or Syndication Agent to designate the Obligations hereunder as “Designated Senior Debt” under the Senior Subordinated Note Indenture (such actions to include, without limitation, (i) a board resolution designating the Obligations hereunder as “Designated Senior Debt”; and (ii) a notice to the Trustee under the Senior Subordinated Note Indenture designating the Obligations hereunder as “Designated Senior Debt”).

          (o) Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Syndication Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and Syndication Agent and such counsel, and Administrative Agent, Syndication Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Syndication Agent may reasonably request.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Effective Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Effective Date.

     3.2. Conditions to Each Credit Extension.

          Conditions Precedent. The obligation of each Lender to make any Loan or Issuing Bank to issue any Letter Credit, on any Credit Date, including the Effective Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

               (i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

               (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

               (iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects) on and as of such earlier date;

               (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

               (v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

          (b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

     In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Effective Date and on each Credit Date, that the following statements are true and correct:

     4.1. Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

     4.2. Capital Stock and Ownership. The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Effective Date.

     4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

     4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

     4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Effective Date.

     4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

     4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Effective Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.

     4.8. No Material Adverse Change. Since September 30, 2002, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

     4.9. Compliance with Statutes, etc. Each of Company and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     4.10. Adverse Proceedings, etc. Except as set forth on Schedule 4.10, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     4.11. Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

     4.12. Properties. Title. Each of Company and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by Section 6.2 of this Agreement, all such properties and assets are free and clear of Liens.

          (b) Real Estate. As of the Effective Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each written agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder that could reasonably be expected to have a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

     4.13. Environmental Matters. Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in any liability that is in excess of $250,000. To each of Company’s and its Subsidiaries’ knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in any liability that is in excess of $250,000. Neither Company nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to result in any liability, individually or in the aggregate that is in excess of $250,000. No event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to result in any liability that is in excess of $250,000.

     4.14. No Defaults. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

     4.15. Material Contracts. Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Effective Date, and except as described thereon, all such Material Contracts are in full force and effect and, as of the Effective Date, no material defaults exist thereunder.

     4.16. Governmental Regulation. Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

     4.17. Margin Stock. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

     4.18. Employee Matters. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries, and

(c) to the best knowledge of Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

     4.19. Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and to Company’s knowledge, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), has been or is reasonably expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event that would reasonably be expected to have a Material Adverse Effect has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Company, any of its Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. To Company’s knowledge, as of the most recent valuation date for each Multiemployer Plan for which an actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $5,000,000. Company, each of its Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

     4.20. Certain Fees. Except as (i) described in Schedule 4.20 and (ii) previously described to Administrative Agent and Syndication Agent, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

     4.21. Solvency. Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

     4.22. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

     SECTION 5. AFFIRMATIVE COVENANTS

     Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

     5.1. Financial Statements and Other Reports.

     Company will deliver to Syndication Agent, Administrative Agent and Lenders:

          (a) Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month ending after the Effective Date, an unaudited consolidated balance sheets of Company and its Subsidiaries as at the end of such month together with unaudited consolidated statements of income and cash flows (such cash flows to demonstrate Consolidated Adjusted EBITDA, less, (i) Taxes paid in Cash, (ii) interest and (iii) Consolidated Capital Expenditures, and (iv) plus or minus, changes in working capital) for such month and a Financial Officer Certification;

          (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and with respect to sales and EBITDA, consolidating statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a (i) Financial Officer Certification and a Narrative Report with respect thereto; and (ii) a back-log summary setting forth the items on Schedule 5.1(a) and prepared consistently to such analyses previously delivered to Syndication Agent;

          (c) Annual Financial Statements. As soon as available, and in any event within ninety (90) day after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and, with respect to sales and EBITDA, consolidating statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect such consolidated financial statements a report thereon of Ernst & Young, LLP or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;

          (d) Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

          (e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more a statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

          (f) Notice of Default. Promptly upon any officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

          (g) Notice of Litigation. Promptly upon any officer of Company or any of its Subsidiaries obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company or any of its Subsidiaries (without waiver of attorney-client or similar privilege) to enable Lenders and their counsel to evaluate such matters;

          (h) ERISA. (i) Promptly and in any event within five (5) days after the Company, any of its Subsidiaries or any of their respective ERISA Affiliates becomes aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, (1) following a request by the Administrative Agent, copies of each Schedule B (Actuarial Information) to the latest annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) copies of all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

          (i) Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and the next three succeeding Fiscal Years (a “Financial Plan”), including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each Fiscal Quarter for each Fiscal Year, together with an explanation of the assumptions on which such forecasts are based; provided that the Company shall not provide such Financial Plan and pro forma Compliance Certificates to any Lender which has requested that such materials not be provided to it.

          (j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

          (k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Company or any of its Subsidiaries;

          (l) Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Company or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

          (m) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Company or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

          (n) Information Regarding Collateral. Company will furnish to the Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s ownership of Subsidiaries or jurisdiction of organization or incorporation or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Company also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

          (o) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to the Collateral Agent an Officer’s Certificate (i) either confirming that there has been no change in such information since the date of the UCC Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period); and

          (p) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority and (iii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries; and (B) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

     5.2. Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

     5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Company or any of its Subsidiaries).

     5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary obsolescence, wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

     5.5. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder for any covered loss in excess of $500,000 and provides for at least ten (10) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

     5.6. Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

     5.7. Lenders Meetings. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

     5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     5.9. Environmental.

          (a) Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

               (i) as soon as practicable following receipt thereof, copies of all environmental audits, and all material investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

               (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Company or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

               (iii) as soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any material request for information from any governmental agency that suggests such agency is investigating whether

Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

               (iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (A) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

               (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

          (b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     5.10. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Company, Company shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(f), 3.1(h) and any Environmental Reports. In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(f)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

     5.11. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Effective Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset or such Real Estate Asset becoming a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgage Documents, Environmental Reports and all such documents, instruments, agreements, opinions and certificates similar to those described in Section 3.1(f) with respect to each such Material Real Estate Asset that Administrative Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

     5.12. [Reserved].

     5.13. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Company, and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

     5.14. Post Effective Date Covenants. Company shall as soon as practicable, but in any event within sixty (60) days after the Effective Date, make all such amendments, modifications and recordings that are required with respect to the Closing Date Mortgaged Properties listed on Schedule 5.14(a), in form and substance satisfactory to the Collateral Agent, in order to take into account the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.

          (b) Company shall as soon as practicable, but in any event within ninety (90) days after the Effective Date, use commercially reasonable efforts to deliver all such Mortgage Documents that are required with respect to the Leasehold Properties listed on Schedule 5.14(b) (the “Post-Effective Date Leasehold Property Deliveries”), in each case, in form and substance satisfactory to the Collateral Agent. In the event the Company fails to make the Post-Effective Date Leasehold Property Deliveries to the Collateral Agent within such ninety (90) day period after using commercially reasonable best efforts during such period, the Company shall deliver an officer’s certificate to that effect and the Company’s obligations under this Section 5.14(b) shall be satisfied.

          (c) Company shall as soon as practicable, but in any event by August 29, 2003, deliver to the Collateral Agent a completed Collateral Questionnaire executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby.

          (d) Company shall as soon as practicable, but in any event within ninety (90) days after the Effective Date, replace the following Uncertificated Securities Control Agreements with new control agreements with GE Capital, as Collateral Agent: (i) Uncertificated Securities Control Agreement dated as of December 20, 2001, by and among IPC Acquisition Corp, as pledgor, BNS, as collateral agent and Goldman, Sachs & Co., in its capacity as agent on behalf of Goldman Sachs Trust; and (ii) Uncertificated Securities Control Agreement dated as of December 20, 2001 among IPC Information Systems, Inc., as pledgor, BNS, as collateral agent and Goldman, Sachs & Co., in its capacity as agent on behalf of Goldman Sachs Trust.

          (e) Company shall as soon as practicable, but in any event within one hundred eighty (180) days deliver all such documents, filings and/or opinions with respect to any foreign jurisdiction security documents entered into by Company and BNS (governing the 65% pledge of stock of any Foreign Subsidiary) that are reasonably requested by Collateral Agent and that are required in order to take into account the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.

SECTION 6. NEGATIVE COVENANTS

     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

     6.1. Indebtedness.

          No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

          (a) the Obligations;

          (b) Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

          (c) Company and its Domestic Subsidiaries may become and remain liable with respect to Indebtedness in an aggregate principal amount of $150,000,000 under the Senior Subordinated Note Documents as contemplated by the Senior Subordinated Note Indenture and additional subordinated Indebtedness having provisions not less favorable in any material respect to Company and its Subsidiaries or the Lenders than the Senior Subordinated Notes; provided, that Company shall apply the proceeds of such additional subordinated Indebtedness (net of reasonable costs and expenses associated therewith) to repay the Loans pursuant to Section 2.12(d), and any extensions, renewals, refinancings or replacements of any of such Indebtedness provided, such (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement or (ii) refinancings, replacements and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, further, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed, replaced or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, replaced, extended or refinanced or (C) incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

          (d) Indebtedness incurred by Company or any of its Subsidiaries arising from (i) agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions, the Gains Acquisition or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries; and (ii) other letters of credit, bankers’ acceptances or other similar instruments or obligations in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed under this clause (ii) $10,000,000 in the aggregate outstanding at any one time; provided, that in each case contemplated by this Section 6.1(d), if any such letter of credit or other obligations is drawn upon, the account balance is repaid within thirty days of such draw;

          (e) Indebtedness which may be deemed to exist pursuant to any guaranties, indemnities, performance, surety, statutory, appeal or similar obligations (including those types of obligations referred to in subsection 6.2(d)) incurred in the ordinary course of business;

          (f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

          (g) guaranties (x) in the ordinary course of business of the obligations to suppliers, customers, franchisees and licensees of Company and the Guarantor Subsidiaries, or (y) the Existing Guaranty Obligations listed on Schedule 6.1;

          (h) guaranties by Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of Company of Indebtedness of Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

          (i) Indebtedness described in Schedule 6.1, but not any extensions, renewals, refinancings or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement or (ii) refinancings, replacements and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed, replaced or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, replaced, extended or refinanced or (C) incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

          (j) Indebtedness with respect to Capital Leases in an aggregate amount not to exceed at any time $7,500,000;

          (k) purchase money Indebtedness in an aggregate amount not to exceed at any time $15,000,000 (including, (i) any Indebtedness acquired in connection with a Permitted Acquisition and (ii) all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this Section 6.1(k)); provided, any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness; and

          (l) Indebtedness of any Foreign Subsidiary to Company or to any other Subsidiary, or of Company to any Foreign Subsidiary; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, (iii) any payment by any such Foreign Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made and (iv) the aggregate principal amount of (y) such Indebtedness of any Foreign Subsidiary to Company or to any other Subsidiary, together with the amount of equity Investments made pursuant to Section 6.7(h), shall not exceed at any time

$30,000,000 in the aggregate for all such Subsidiaries and (z) such Indebtedness of Company to any Foreign Subsidiary shall not exceed at any time $30,000,000 in the aggregate;

          (m) Indebtedness with respect to Hedge Agreements;

          (n) any Indebtedness of Gains and/or its Subsidiaries existing on the date of the Gains Acquisition in an aggregate principal amount not to exceed £1,200,000, and any renewals, refinancings, replacements and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such refinancings, replacements or extensions of Indebtedness permitted under this Section 6.1(n) shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed, replaced or refinanced, (B) exceed the principal amount of the Indebtedness being renewed, replaced or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom; provided, that notwithstanding any of the foregoing to the contrary, any Indebtedness incurred by Company and its Subsidiaries pursuant to this Section 6.1(n) shall not be considered Indebtedness incurred pursuant to Sections 6.1(b) and 6.1(l);

          (o) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this Section 6.1(o); and

          (p) the incurrence by Company or any of its Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this Section 6.1(p), not to exceed $25,000,000.

          Notwithstanding any of the foregoing to the contrary, in no event may the aggregate principal amount of Indebtedness outstanding at any one time incurred pursuant to Section 6.1(d)(ii), 6.1(j), 6.1(k), 6.1(o) and 6.1(p), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to any such clauses, exceed $60,000,000.

     6.2. Liens.

          No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

          (a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

          (b) Liens for Taxes not yet due and payable or if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as appropriate reserves shall have been made for any such contested amounts;

          (c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

          (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, other types of social security and other similar statutory obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

          (e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

          (f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

          (g) Liens solely on any cash earnest money deposits or escrows made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

          (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

          (k) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

          (l) Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(k)(iv) and any renewals or replacements of such Liens granted to secure a refinancing of the Indebtedness originally secured by such Lien (so long as such refinancing is permitted pursuant to Section 6.1) so long as the renewal or replacement Lien does not cover more property than the initial Lien described in Schedule 6.2;

          (m) Liens securing Indebtedness permitted pursuant to 6.1(d)(ii), (j), (k), (n) or (o); provided, any such Lien shall encumber only the asset leased or acquired with the proceeds of such Indebtedness; and

          (n) other Liens securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding.

     6.3. Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

     6.4. No Further Negative Pledges. Except with respect to (a) restrictions in the Senior Subordinated Note Documents, or other Indebtedness permitted pursuant to Sections 6.1(c), (h), (i), (j) or (n) (so long as the restrictions are no more restrictive in any material way than the Senior Subordinated Note Documents), or pursuant to the Credit Documents; (b) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted sale of assets, (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint ventures and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, joint ventures or similar agreements, as the case may be), (d) conditions or restrictions existing on the Closing Date or imposed by law or any applicable rules, regulations or order of any Governmental Authority, (e) those contained in any agreement or instrument governing Indebtedness permitted by Section 6.1(k), which Indebtedness is not applicable to any other Person, or the properties or assets of any other Person, other than the Person (including any Subsidiary of the Person) so acquired and (f) those with respect to replacement, extension, renewal or refinancing of existing Indebtedness; provided that such restrictions are no more restrictive in any material way than the Indebtedness being refunded, replaced, refinanced, renewed or extended, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

     6.5. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment (or enter into an agreement with respect to the foregoing) except

          (a) so long as (i) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby; (ii) Company and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.8 as of the last day of the most recently ended Fiscal Quarter after giving effect to such Restricted Junior Payment; and (iii) the Indenture Fixed Charge Coverage Test is satisfied, then Company may make Restricted Junior Payments in an amount not to exceed the sum of:

(1) 50% of the Consolidated Net Income of Company and its Subsidiaries for the period (taken as one accounting period) from the beginning of the first Fiscal Quarter commencing prior to the date of the Senior Subordinated Note Indenture to the end of the Company’s most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Junior Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2) 100% of the Net Equity Proceeds that Company is not required to apply to prepay the Loans as set forth in Section 2.12(c), plus

(3) the net reduction in any Investment that was made after the date of this Agreement resulting from payments of interest on Indebtedness, dividends, repayment of loans or advances, or other transfers of assets, in each case to the Company or any Subsidiaries, and the Cash return of capital with respect to any Investment (less the cost of disposition, if any);

          (b) Company may make regularly scheduled payments of interest (including Special Interest (as defined in the Senior Subordinated Note Indenture)) in respect of the Senior Subordinated Notes in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the Senior Subordinated Note Indenture, as such indenture may be amended from time to time to the extent permitted under Section 6.16;

          (c) any Subsidiary may make payments with respect to its issued and outstanding Capital Stock;

          (d) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Company may make Restricted Junior Payments in connection with redemptions of Capital Stock permitted pursuant to Section 6.12(e);

          (e) any extensions, renewals, refinancings or replacements of the Senior Subordinated Notes permitted pursuant to Section 6.1(c);

          (f) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Company and its Subsidiaries may make Restricted Junior Payments with respect to Earn-Out Obligations described in clause (c) of the definition of Indebtedness and pay any fees and expenses paid or payable by Company and its Subsidiaries in connection with the Gains Acquisition;

          (g) so long as (i) no Default or Event of Default shall have occurred and be continuing and shall be caused thereby; (ii) Company and its Subsidiaries are in pro forma compliance with each of the covenants set forth in Section 6.8 as of the last day of most recently ended Fiscal Quarter after giving effect to such Restricted Junior Payment; and (iii) the pro forma Senior Leverage Ratio as of the last day of most recently ended Fiscal Quarter after giving effect to such Restricted Junior Payment is less than 1.00:1.00, Restricted Junior Payments with respect to the defeasance, redemption, repurchase, repayment or other acquisition of the Senior Subordinated Notes; provided, that the aggregate amount of all such Restricted Junior Payments shall not exceed $25,000,000; and

          (h) so long as (i) no Default or Event of Default shall have occurred and be continuing and shall be caused thereby and (ii) Company and its Subsidiaries are in pro forma compliance with each of the covenants set forth in Section 6.8 as of the last day of most recently ended Fiscal Quarter after giving effect to such Restricted Junior Payment, other Restricted Junior Payments in an amount not to exceed $15,000,000.

     6.6. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 6.1 (j) or (k) that impose restrictions on the property so leased or acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) or encumbrances contained in the Senior Subordinated Note Documents and any extensions, renewals, refinancings or replacements thereof so long as the encumbrances and restrictions contained in such extension, renewal, refinancing or replacement are not materially more restrictive than those contained in the Senior Subordinated Note Documents, (v) or encumbrances contained in any other Indebtedness permitted under Section 6.1 so long as the encumbrances and restrictions thereof are not materially more restrictive than those contained in the Senior Subordinated Note Documents, (vi) contained in agreements governing the Indebtedness described on Schedule 6.1 as in effect on the Effective Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings (including rate increases), replacement or refinancings of those agreements, provided that the amendments, modification, restatements, renewals, increases, supplements, refundings, restructurings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date, and (vii) pursuant to Liens permitted by Section 6.2.

     6.7. Investments.

          No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

          (a) Cash Equivalents;

          (b) (x) equity Investments owned as of the Effective Date in any Subsidiary of Company and (y) Investments made after the Effective Date in wholly-owned Guarantor Subsidiaries of Company;

          (c) Investments (i) in accounts receivable arising and trade credit granted in the ordinary course of business and in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) in deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

          (d) intercompany loans to the extent permitted under Section 6.1(b) and 6.1(l);

          (e) Consolidated Capital Expenditures permitted by Section 6.8(e);

          (f) Investments made in connection with (x) Permitted Acquisitions permitted pursuant to Section 6.9, (y) the Gains Loan and (z) Hedging Agreements;

          (g) Investments described in Schedule 6.7;

          (h) equity Investments made after the Closing Date in those Foreign Subsidiaries that Company has at least a 51% ownership interest in, which together with Indebtedness permitted pursuant to Section 6.1(l) does not exceed at any time $30,000,000 in the aggregate plus the amount of cash dividends or other returns received by the Credit Parties from such Investments not in excess of the amount of the original amount of such Investments;

          (i) equity Investments made after the Closing Date in Foreign Subsidiaries to the extent made in consideration of the issuance of Capital Stock by the Company or with the proceeds of issuances of Capital Stock of the Company, which proceeds are not required to be used to prepay the Loans pursuant to Section 2.12(c);

          (j) non-Cash Investments in notes made by officers or employees (and their permitted transferees) of the Company and its Subsidiaries payable to the Company in connection with the purchase of Capital Stock by such officers or employees in an aggregate amount not to exceed at any time $4,000,000; and

          (k) other Investments (including, without limitation, any Investment permitted pursuant to subsections 6.12(d) through (f)) in an aggregate amount not to exceed at any time $15,000,000.

     6.8. Financial Covenants.

          (a) Senior Secured Leverage Ratio. Company shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2003, to exceed the correlative ratio indicated:

Senior Secured Leverage
Fiscal Quarter	Ratio

Effective Date through June 30, 2005	1.50:1.00

July 1, 2005 and Thereafter	1.25:1.00

          (b) Total Leverage Ratio. Company shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2003, to exceed the correlative ratio indicated:

Total Leverage
Fiscal Quarter	Ratio

Effective Date through June 30, 2004	4.50:1.00

Total Leverage
Fiscal Quarter	Ratio

July 1, 2004 through June 30, 2005	4.25:1.00

July 1, 2005 through June 30, 2006	4.00:1.00

July 1, 2006 through June 30, 2007	3.75:1.00

July 1, 2007 and Thereafter	3.50:1.00

          (c) Interest Coverage Ratio. Company shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2003, to be less than the correlative ratio indicated:

Fiscal Quarter	Interest Coverage Ratio

Effective Date through June 30, 2004	2.00:1.00

July 1, 2004 and Thereafter	2.25:1.00

          (d) Fixed Charge Coverage Ratio. Company shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2003, to be less than 1.10:1.00:

          (e) Maximum Consolidated Capital Expenditures. Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures (excluding for the purposes of this subsection 6.8(e) any capital expenditures constituting consideration with respect to Permitted Acquisitions and the Gains Acquisition), in any Fiscal Year, in an aggregate amount for Company and its Subsidiaries in excess of $8,000,000 with respect to Fiscal Year 2003 and in excess of $12,000,000 in any Fiscal Year thereafter; provided, that 50% of any unutilized amount for any Fiscal Year may be utilized in the next succeeding Fiscal Year, but in no event shall any amount from any Fiscal Year prior to the immediately preceding Fiscal Year be utilized in the calculation of the foregoing.

          (f) Certain Calculations. With respect to any period during which a Permitted Acquisition, the Gains Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8, Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Company and shall be reasonably satisfactory to Syndication Agent, Administrative Agent and Requisite Lenders, which consent shall not be unreasonably withheld or delayed (it being understood that failure to respond within five (5) Business Days shall be deemed approval of such adjustments)) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

     6.9. Fundamental Changes; Disposition of Assets; Acquisitions.

          No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

          (a) Company or any Subsidiary of Company may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

          (b) sales or other dispositions of assets that do not constitute Asset Sales;

          (c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) (i) are less than $5,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $10,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Company (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.12(a);

          (d) disposals of obsolete, worn out or surplus property;

          (e) Permitted Acquisitions, either (A) as specified on Schedule 6.9(e), (B) the aggregate Cash consideration (together with (i) the aggregate principal amount of any Indebtedness assumed and (ii) any Earn-Out Obligations paid by Company and its Subsidiaries in connection therewith) for which does not exceed $25,000,000 in the aggregate from the Effective Date to the date of determination; provided, however, that on and after the date that the Senior Secured Leverage Ratio is 0.90:1.00 or less, Company and its Subsidiaries may also make Permitted Acquisitions for additional Cash consideration (including the aggregate principal amount of any Indebtedness assumed) for which does not exceed, in any Fiscal Year, an amount equal to 25% of Company’s Consolidated Excess Cash Flow for the most recently completed Fiscal Year prior to the date of consummation of such Permitted Acquisition or (C) to the extent made in consideration of the issuance of Capital Stock by the Company or with the proceeds of issuances of Capital Stock of the Company, which proceeds are not required to be used to prepay the Loans pursuant to Section 2.12(c);

          (f) the ITS Asset Sale; provided, that the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.12(a);

          (g) any non-Guarantor Subsidiary may be merged with or into any non-Guarantor Subsidiary; and

          (h) Investments made in accordance with Section 6.7.

     6.10. Disposal of Subsidiary Interests. Except for (i) Liens provided under any of the Credit Documents and (ii) any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors or allow for investments by foreign nationals, in either case, if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors or allow for investment by foreign nationals, in either case, if required by applicable law. Any Subsidiary that would constitute a “wholly-owned Subsidiary” except for any Capital Stock issued to directors or foreign nationals as permitted under this Section 6.10 shall be deemed a “wholly-owned Subsidiary” for purposes of this Agreement.

     6.11. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

     6.12. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder, on terms that in the aggregate are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Company and any Guarantor Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Company and its Subsidiaries; (c) employment, compensation or indemnification arrangements for directors, consultants or officers and other employees of Company and its Subsidiaries entered into in the ordinary course of business; (d) loans or advances to officers, directors, consultants and employees in the ordinary course of business or guarantees in respect thereof or otherwise made on their behalf (including any payments on such guarantees) in an aggregate amount not to exceed at any time $3,000,000; (e) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries held by any member of the Company’s (or any of its Subsidiaries’) management at a price not in excess of $3,000,000 in any twelve-month period plus the net proceeds of the key person life insurance policies received after the date of this Agreement (with amounts not used in any twelve-month period carried forward to the next twelve-month period); (f) the grant of options or similar rights to employees and directors of Company; (g) Restricted Junior Payments and Investments that are permitted by the provisions of Sections 6.5 or 6.7, respectively; and (h) transactions described in Schedule 6.12; provided, further, to the extent that any of the transactions set forth in (d) through (f) above constitute Investments, such transactions shall be further subject to the Investment basket set forth in Section 6.7(k).

     6.13. Conduct of Business. From and after the Effective Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Effective Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

     6.14. Permitted Activities of Company. Notwithstanding anything to the contrary contained herein, Company shall not (a) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of its Subsidiaries and other de minimus non-operating assets incidental thereto, (ii) holding or incurring Indebtedness permitted pursuant to Section 6.1(b); (iii) owning intangible assets relating to technology, trade names and customer relationships and entering into agreements to charge Subsidiaries for the use of such intangible assets; provided that all such intangible assets shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement; and (iv) performing its obligations and activities incidental thereto to the extent the incurrence of such obligation is permitted under the Credit Documents; or (b) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

     6.15. Amendments or Waivers of Certain Related Agreements. Except as set forth in Section 6.16, no Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

     6.16. Amendments or Waivers of with respect to Subordinated Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Senior Subordinated Note Documents, or make any payment consistent with an amendment thereof or change thereto, (a) if the effect of such amendment or change is to increase the interest rate on such Senior Subordinated Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Senior Subordinated Notes (or of any guaranty thereof) or (b) amend or otherwise change the covenants or other provisions contained in any Senior Subordinated Note Document not described in clause (a) of this Section 6.16 if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional material rights on the holders of such Senior Subordinated Note Documents (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders.

     6.17. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end from September 30 of each calendar year.

SECTION 7. GUARANTY

     7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

     7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

     7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

     7.4. Liability of Guarantors Absolute.

          Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

          (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

          (b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

          (c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

          (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

          (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and

          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

     7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to willful misconduct, gross negligence or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

     7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

     7.7. Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

     7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

     7.9. Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

     7.10. Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

     7.11. Bankruptcy, etc.

          (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are Guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

          (c) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

     7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8. EVENTS OF DEFAULT.

     8.1. Events of Default.

          If any one or more of the following conditions or events shall occur:

          (a) Failure to Make Payments When Due. Failure by Company to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five (5) Business Days after the date due; or

          (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $3,000,000 or more or with an aggregate principal amount of $5,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

          (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.4, Sections 5.1, 5.2, 5.5, 5.12 or Section 6; or

          (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

          (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

          (f) Involuntary Bankruptcy; Appointment of Receiver, etc.. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its

Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

          (g) Voluntary Bankruptcy; Appointment of Receiver, etc.. (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

          (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $3,000,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or

          (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

          (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $1,000,000; or (ii) there exists any fact or circumstance that would reasonably be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

          (k) Change of Control. A Change of Control shall occur; or

          (l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit) and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.22; (C) Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and (D) Administrative Agent shall direct Company to pay (and Company hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Company’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.

SECTION 9. AGENTS

     9.1. Appointment of Agents. GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. BNS hereby resigns and is hereby removed as Administrative Agent and Collateral Agent under the Existing Credit Agreement and each Credit Party and each Lender hereby consents to and approves (and waives any notice requirement set forth in Section 9.1 of the Existing Credit Agreement) such resignation and removal and the appointment of GE Capital as successor Administrative Agent and Collateral Agent hereunder and under the other Credit Documents. CIT is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes Documentation Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Lender hereby authorizes Administrative Agent and Collateral Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. All parties hereto agree that in accordance with the provisions of Section 9.7 of the Existing Credit Agreement that GE Capital shall hereupon succeed to and become vested with (and BNS hereby assigns to the extent necessary) all the rights, powers, privileges and duties of Collateral Agent under each Collateral Document, Landlord Personal Property Collateral Access Agreement or otherwise and BNS agrees to (i) transfer to GE Capital as successor Collateral Agent all sums, Capital Stock, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of GE Capital as successor Collateral Agent under the Credit Documents, and (ii) execute and deliver to GE Capital as successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to GE Capital as successor Collateral Agent of the security interests created under the Collateral Documents, whereupon BNS as the retiring Collateral Agent shall be discharged from its duties and obligations (in its capacities as Administrative Agent and Collateral Agent only) under the Existing Credit Agreement or any other Credit Document or hereunder. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries or any other Person. Syndication Agent without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Effective Date, neither GSCP, in its capacity as Syndication Agent, nor CIT, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all the benefits of this Section 9.

     9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The duties of Administrative Agent shall be mechanical and administrative in nature and neither Administrative Agent nor any other Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Administrative Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Administrative Agent from, or delivered by Administrative Agent to, any Credit Party, with notice of any Event of Default of which Administrative Agent has actually become aware and with notice of any action taken by Administrative Agent following any Event of Default; provided, that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Administrative Agent’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). Except as expressly set forth in this Agreement and the other Credit Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Administrative Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Credit Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

     9.3. General Immunity.

          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any of Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default. Each Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Credit Document (a) if such action would, in the opinion of such Agent, be contrary to law or the terms of this Agreement or any other Credit Document or (b) if such Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

     9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

     9.5. Lenders’ Representations, Warranties and Acknowledgment.

          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

          (b) Each Lender, by delivering its signature page to this Agreement and funding its Tranche B Term Loan and/or a Revolving Loan on the Effective Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Effective Date.

     9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out hereof or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. Without limiting the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Credit Document, to the extent that Administrative Agent is not reimbursed for such expenses by Credit Parties.

     9.7. Successor Administrative Agent. Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Company and in the event that Administrative Agent and its Affiliates taken as a whole, no longer hold at least $3,750,000 of the Revolving Commitments, Administrative Agent may be removed with or without cause by an instrument or concurrent instruments in writing delivered to Administrative Agent and signed by Company and Requisite Lenders; provided that upon such removal, the Credit Parties and

Lenders shall be deemed to have waived and released any and all claims they may have against such Administrative Agent. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Upon the earlier of the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.

     9.8. Collateral Documents and Guaranty.

          (a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5(b)(viii), without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

          (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

     9.9. Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Administrative Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders.

     9.10. GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not an Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans, and GE Capital as an Agent.

SECTION 10. MISCELLANEOUS

     10.1. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent or Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

     10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (h) all the actual and reasonable costs of the Administrative Agent in connection with its efforts to (i) monitor the Loans or any other Obligations, (ii) evaluate any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; and (i) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

     10.3. Indemnity. In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee (as finally determined by a court of competent jurisdiction). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. To the extent permitted by applicable law, no Credit Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument or transaction contemplated hereby.

     10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Credit Party hereby further grants to Administrative Agent and each Lender a security interest in all Deposit Accounts maintained with Administrative Agent or such Lender as security for the Obligations.

     10.5. Amendments and Waivers.

          (a) Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

          (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

               (i) extend the scheduled final maturity of any Loan or Note;

               (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

               (iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

               (iv) reduce the rate of interest on any Loan (other than any waiver by Requisite Lenders of any increase in the interest rate applicable to any Loan pursuant to Section 2.8) or any fee payable hereunder, or any premium payable pursuant to Section 2.13(d);

               (v) extend the time for payment of any such interest or fees, or any premium payable pursuant to Section 2.13(d);

               (vi) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

               (vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Tranche B Term Loan Commitments, the Tranche B Term Loans, the Revolving Commitments and the Revolving Loans are included on the Effective Date;

               (viii) release all or substantially all of the Collateral or any material Guarantor from the Guaranty except as expressly provided in the Credit Documents; provided, however, that any release of less than substantially all of the Collateral (other than as expressly provided in the Credit Documents) shall require the vote of Lenders having or holding Term Loan Exposure and/or Revolving Exposure representing more than 66 2/3% of the sum of (i) the aggregate Term Loan Exposure of all Lenders and (ii) the aggregate Revolving Exposure of all Lenders.

               (ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document except as expressly provided in any Credit Document.

          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

               (i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default approved pursuant to this Section 10.5 shall constitute an increase in any Revolving Commitment of any Lender;

               (ii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Tranche B Term Loan Commitments, the Tranche B Term Loans, the Revolving Commitments and the Revolving Loans are included on the Effective Date;

               (iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.13 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

               (iv) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; or

               (v) have the effect (either immediately or at some later time) of enabling the Company to satisfy a condition precedent to the making of a Revolving Loan or the issuance of a Letter of Credit unless such amendment, modification or waiver shall have been consented to by the holders of at least 51% of the Revolving Loan Commitments.

          (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

     10.6. Successors and Assigns; Participations.

          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

               (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; and

               (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person, consented to (A) in the case of assignments of Revolving Loans or Revolving Commitments, Administrative Agent and Issuing Bank (in their sole discretion, except in the case of an assignment by GSCP to a bank, such consent not to be unreasonably withheld) and Company and (B) in all other cases, by each of Company and Administrative Agent and, (such consent in the case of clause (A) with respect to Company and in the case of clause B with respect to Company and Administrative Agent, not to be (x) unreasonably withheld or delayed or, (y) in the case of Company, required at any time an Event of Default shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Company, Administrative Agent and Issuing Bank or as shall constitute the aggregate amount of the Term Loans, Revolving Commitments and

Revolving Loans of the assigning Lender) with respect to the assignment of the Term Loans, Revolving Commitments and Revolving Loans.

          (d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with (i) except in the case of assignments made by or to GSCP, a processing and recordation fee of $500 in the case of assignments pursuant to Section 10.6(c)(i), and $3,500 in the case of all other assignments (except that only one fee shall be payable in the case of contemporaneous assignments to Related Funds), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.18(c).

          (e) Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.6(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

          (f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Effective Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

          (g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto); provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder; (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

          (h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.16(c), 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.18 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

          (i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, (i) any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes, if any, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank, and (ii) with the consent of Administrative Agent (such consent not to be unreasonably withheld) any Lender which is an investment fund may pledge all or any portion of its Notes, if any, or Loans to its trustee or other representative or financing party in support of its obligations to such trustee or other representative or financing party; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.16(c), 2.17, 2.18, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.11(c)(v), 2.15 and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

     10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

     10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

     10.11. Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

     10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

     10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

     10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY OF THE PARTIES HEREUNDER ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES HEREUNDER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND

UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES EACH OF THE PARTIES HEREUNDER RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST EACH OF THE PARTIES HEREUNDER IN THE COURTS OF ANY OTHER JURISDICTION.

     10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     10.17. Confidentiality. Each Lender shall hold all non-public information regarding Company and its business identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17) and (iii) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

     10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

     10.19. Reaffirmation and Grant of Security Interest.

     (a)  Each Credit Party has (i) guarantied the Obligations and (ii) created Liens in favor of Lenders on certain Collateral to secure its obligations under Section 7 of the Credit Agreement. Each Credit Party hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendment and restatement of the Existing Credit Agreement effected pursuant to this Agreement. Each Credit Party hereby (i) confirms that each Credit Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Credit Documents, the payment and performance of all Guaranteed Obligations under this Agreement and the Secured Obligations (as such term is defined in the Pledge and Security Agreement) under the Pledge and Security Agreement, as the case may be, including without limitation the payment and performance of all such Guaranteed Obligations under this Agreement and the Secured Obligations under the Pledge and Security Agreement joint and several obligations of each grantor now or hereafter existing, and (ii) grants to the Collateral Agent for the benefit of the Secured Parties (as such term is defined in the Pledge and Security Agreement) a continuing lien on and security interest in and to such Credit Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Guaranteed Obligations under this Agreement and the Secured Obligations under the Pledge and Security Agreement (whether at stated maturity, by acceleration or otherwise).

     (b)  Each Credit Party acknowledges and agrees that any of the Credit Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the amendment and restatement of the Existing Credit Agreement. Each Credit Party represents and warrants that all representations and warranties contained in the Credit Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

     10.20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     10.21. Effectiveness/Designation of Senior Debt. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Credit Agreement and that all Indebtedness and Obligations of Company and its Subsidiaries hereunder and thereunder shall be secured by the Collateral Documents and that this Agreement does not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreements. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreements made under and in accordance with the terms of subsection 10.6 of the Existing Credit Agreement. In addition, unless specifically amended hereby, each of the Credit Documents, the Exhibits and Schedules to the Existing Credit Agreement shall continue in full force and effect and that, from and after the Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement. Notwithstanding the intent of the parties hereto that this amendment and restatement is not a novation of the Existing Credit Agreement, Company hereby designates the Obligations hereunder as “Designated Senior Debt” under the Senior Subordinated Note Indenture in accordance with the terms thereof and Company hereby agrees that it shall not designate any other Indebtedness as “Designated Senior Debt” under the Senior Subordinated Note Indenture.

     10.22. Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its Affiliates or referring to this Agreement or the other Credit Documents without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by any Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Company’s name, product photographs, logo or trademark. Such Agent or such Lender shall provide a draft of any advertising material to each Credit Party for review and comment prior to the publication thereof. Agents reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

     10.23. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,”

“fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

IPC ACQUISITION CORP.

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

IPC INFORMATION SYSTEMS, INC.

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

IPC FUNDING CORP.

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

V BAND CORPORATION

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

IPC INFORMATION SYSTEMS FAR EAST INC.

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

IPC INFORMATION SYSTEMS HOLDINGS, INC.

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

IPC INFORMATION SYSTEMS HOLDINGS USA, INC.

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

IPC INFORMATION SYSTEMS SERVICES, INC.

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

IPC INFORMATION SYSTEMS HOLDINGS, L.L.C.

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

IPC INFORMATION SYSTEMS HOLDINGS USA, L.L.C.

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

IPC INFORMATION SYSTEMS SERVICES, L.L.C.

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

GAINS ACQUISITION CORP.

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

GAINS INTERNATIONAL (U.S.) INC.

By:	/s/ Timothy Whelan

Name: Timothy Whelan
Title: Chief Financial Officer

GOLDMAN SACHS CREDIT PARTNERS L.P. as Sole Lead Arranger, Syndication Agent and a Lender

By:	/s/ Stephen King

Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent, Collateral Agent and a Lender

By:	/s/Raymond N. Shu
	Name:	Raymond N. Shu Duly Authorized Signatory

CIT LENDING SERVICES CORPORATION, as Documentation Agent and a Lender

By:	/s/ Doug Maher

Name: Doug Maher Title: Vice President

EXISTING LENDER:	[INSTITUTION]

By:

Name: Title:

APPENDIX A-1
TO CREDIT AND GUARANTY AGREEMENT

Tranche B
Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share

Goldman Sachs Credit Partners, L.P.	$30,000,000	55.55%
General Electric Capital Corporation	$20,000,000	36.36%
CIT Lending Services Corporation	$5,000,000	9.09%
Total	$55,000,000	100%

A-1

APPENDIX A-2
TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share

General Electric Capital Corporation	$15,000,000	60%
CIT Lending Services Corporation	$10,000,000	40%
Total	$25,000,000	100%

A-2

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

IPC ACQUISITION CORP.
88 Pine Street
New York, NY 10005
Attention: James Engler
Telecopier: (212) 858-6965

IPC INFORMATION SYSTEMS, INC.
88 Pine Street
New York, NY 10005
Attention: James Engler
Telecopier: (212) 858-6965

IPC FUNDING CORP.
88 Pine Street
New York, NY 10005
Attention: James Engler
Telecopier: (212) 858-6965

V BAND CORPORATION
88 Pine Street
New York, NY 10005
Attention: James Engler
Telecopier: (212) 858-6965

IPC INFORMATION SYSTEMS FAR EAST INC.
88 Pine Street
New York, NY 10005
Attention: James Engler
Telecopier: (212) 858-6965

in each case, with a copy to:
88 Pine Street
New York, NY 10005
Attention: Tim Whelan
Telecopier: (212) 858-6965

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Sole Lead Arranger, Syndication Agent and a Lender
Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention: Stephen King
Telecopier: (212) 357-9110

with a copy to:
Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention: Barbara Aaron
Telecopier: (212) 357-4597

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent, Collateral Agent and a Lender
General Electric Capital Corporation
2325 Lakeview Parkway, Suite 700
Alpharetta, GA 30004
Attention: IPC Account Manager
Telecopier No: 678-624-7903
Telephone No.: 678-624-7936

with copies to:
King & Spalding LLP
191 Peachtree Street
Atlanta, GA 30303
Attention: Gerald T. Woods, Esq.
Telecopier No.: 404-572-5149
Telephone No.: 404-572-4600

and

General Electric Capital Corporation
2325 Lakeview Parkway, Suite 700
Alpharetta, GA 30004
Attention: Corporate Counsel-Commercial Finance
Telecopier No.: (678) 624-7902
Telephone No.: (678) 624-7900

Administrative Agent’s Wire Transfer Information
Name:	General Electric Capital Corporation
Bank:	DeutscheBank Trust Company Americas
New York, New York
ABA #:	021001033
Account #:	50232854
Account Name:	GECC/CAF Depository
Reference:	CFC “IPC”

CIT LENDING SERVICES CORPORATION
as Documentation Agent,
CIT Lending Services Corporation
1 CIT Drive
Livingston, New Jersey 07039
Attention: Vice President, Credit-Communications and Media Finance
Fax: 973-535-1752

with a copy to:
CIT Legal Department
1 CIT drive
Livingston, New Jersey 07039
Attention: Counsel: Communications and Media Finance
Fax: 973-422-5822